Results of joint special meeting of
shareholders

The Joint Special Meeting of
Shareholders of the Registrant,
Western Asset Emerging Markets
Income Fund Inc. and Western Asset
Worldwide Income Fund Inc. was held
on December 12, 2016, for the
purpose of considering and voting
upon Proposals 1A, 1B and 2: 1A.To
approve the merger of Western Asset
Emerging Markets Income Fund Inc.
with and into the Registrant in
accordance with the Maryland
General Corporation Law; 1B. To
approve the merger of Western Asset
Worldwide Income Fund Inc. with and
into the Registrant in accordance
with the Maryland General
Corporation Law;  and 2: To approve
an amendment of the Registrant's
primary investment objective to
high current income and its
secondary investment objective to
capital appreciation. The following
table provides information
concerning the matters voted upon
at the Meeting:

 Proposal 1A:
To approve the merger of Western
Asset Emerging Markets Income
Fund Inc. with and into the
Registrant in accordance with the
Maryland General Corporation Law.


	For: 16,793,985     Against:
1,135,735	Abstain:
421,938

Proposal 1B:
To approve the merger of Western
Asset Worldwide Income Fund Inc.
with and into the Registrant in
accordance with the Maryland
General Corporation Law.


	For: 16,772,446     Against:
1,153,064	Abstain:
426,148

Proposal 2:

To approve an amendment of the
Registrant's primary investment
objective to high current income
and its secondary investment
objective to capital appreciation

	For: 16,835,909
	Against: 1,104,589
	Abstain	411,160